Consent of Independent Registered Public Accounting Firm

We consent to the use in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the “Registration Statement”) of Perritt Emerging Opportunties Fund, a series of Perritt Funds, Inc. (the “Fund”) of our report dated December 11, 2007, relating to the financial statements and financial highlights which appear in the October 31, 2007 Annual Report to shareholders of the Fund, portions of which are incorporated by reference into the Registration Statement.  We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ MCGLADREY & PULLEN, LLP

Chicago, Illinois
February 25, 2008